Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1.5 Year Contingent Bearish Market-Linked Notes Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	S&P 500® Index (ticker: "SPX")
Pricing date:	August 28, 2019
Valuation date:	March 1, 2021
Maturity date:	March 4, 2021
CUSIP / ISIN:	17327TGP5 / US17327TGP57
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Index return:	(Final index level - initial index level) / initial index level
Payment at Maturity:	For each note you hold at maturity, the $1,000 stated principal amount *plus* the note return amount, if any

Note return amount:	• If a knock-out event occurs: the knock-out return amount
	• If a knock-out event does not occur and:
	  • The final index level is equal to or greater than the initial index level: $0
	  • The final index level is less than the initial index level: $1,000 × the absolute value of the index return
	All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Knock-out event:	A knock-out event will occur if the closing level of the underlying index on any scheduled trading day during the observation period is less than the downside knock-out level
Observation period:	The period from but excluding the pricing date to and including the scheduled valuation date
Downside knock-out level:	80.00% of the initial index level
Knock-out return amount:	At least $20 per note (reflecting a knock-out return equal to at least 2% of the stated principal amount)*
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated August 7, 2019

* The actual knock-out return amount will be determined on the pricing date.

** The hypotheticals assume that the knock-out return amount will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity**

Hypothetical Index Return	Assuming a Knock-out Event Occurs		Assuming a Knock-out Event Does Not Occur	
	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity
100.00%	$1,020	2.00%	$1,000	0.00%
75.00%	$1,020	2.00%	$1,000	0.00%
50.00%	$1,020	2.00%	$1,000	0.00%
25.00%	$1,020	2.00%	$1,000	0.00%
20.00%	$1,020	2.00%	$1,000	0.00%
15.00%	$1,020	2.00%	$1,000	0.00%
10.00%	$1,020	2.00%	$1,000	0.00%
5.00%	$1,020	2.00%	$1,000	0.00%
2.00%	$1,020	2.00%	$1,000	0.00%
1.00%	$1,020	2.00%	$1,000	0.00%
0.00%	$1,020	2.00%	$1,000	0.00%
-1.00%	$1,020	2.00%	$1,010	1.00%
-2.00%	$1,020	2.00%	$1,020	2.00%
-5.00%	$1,020	2.00%	$1,050	5.00%
-10.00%	$1,020	2.00%	$1,100	10.00%
-15.00%	$1,020	2.00%	$1,150	15.00%
-20.00%	$1,020	2.00%	$1,200	20.00%
-20.01%	$1,020	2.00%	N/A	N/A
-50.00%	$1,020	2.00%	N/A	N/A
-75.00%	$1,020	2.00%	N/A	N/A
-100.00%	$1,020	2.00%	N/A	N/A

Selected Risk Considerations • You may not receive any positive return on your investment in the notes. If the final index level is equal to or greater than the initial index level and a knock - out event has not occurred, you will be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. • Your potential to participate in the absolute value of any depreciation of the underlying index may terminate on any scheduled trading day during the observation period. • The probability that a knock - out event will occur will depend in part on the volatility of the underlying index. • Your potential return on the notes is limited. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. • The notes offer downside exposure to the underlying index, but no upside exposure to the underlying index. • If a knock - out event does not occur, your payment at maturity will depend on the closing level of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated val ue of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.